Exhibit 10.1

MEMORANDUM OF UNDERSTANDING

Parties:

Meili Capital Management Limited (on behalf of the funds it manages, including Meili Cornerstone SPC) (hereinafter referred to as “Meili Capital”);

and

Lion Group Holding Ltd (NASDAQ: LGHL) (hereinafter referred to as “Lion Group”)

Date: May 28, 2026

Recitals:

A. Meili Capital is an asset management group specializing in digital asset investments, fund structuring, and global capital markets, with professional expertise in identifying and evaluating high-quality investment opportunities.

B. Lion Group is a NASDAQ-listed company committed to strategic expansion into high-growth emerging sectors, including digital assets, tokenization of real-world assets, stablecoin payment infrastructure, and the Web3 ecosystem.

C. The Parties wish to establish a strategic cooperation framework to leverage their respective strengths, jointly capture cutting-edge investment opportunities, and achieve mutual benefit and win-win outcomes.

Accordingly, the Parties have reached the following understanding:

Article 1 – Purpose of Cooperation

The Parties intend to explore strategic cooperation and jointly establish a series of investment vehicles managed by Meili Capital (including but not limited to the “Costarting Equity Fund”), focusing on high-growth areas such as digital payment infrastructure, tokenization of real-world assets, Decentralized Physical Infrastructure Networks (DePIN), and the convergence of Web3 and AI technologies.

Article 2 – Non-Binding Commercial Terms

Except for Article 3 (Investment Decision and Execution Commitment), Article 5 (Confidentiality), Article 6 (Governing Law), and Article 7 (Term and Termination), this Memorandum of Understanding does not create any legally binding obligations. Any final transaction shall be subject to the execution of definitive agreements by both Parties.

Article 3 – Investment Decision and Execution Commitment (Legally Binding)

The Parties agree that, within the framework of this cooperation, with respect to high-quality project opportunities proposed by Meili Capital that align with the investment directions and criteria mutually agreed upon by both Parties (hereinafter referred to as “Qualified Project Opportunities”), Lion Group undertakes as follows:

3.1 Prompt Decision Obligation: Upon receipt of complete project documentation and a commercial term summary from Meili Capital, Lion Group shall provide a written response to Meili Capital within 10 business days regarding whether it intends to participate in the investment (“Investment Intention Confirmation”). Lion Group retains sole discretion to decide whether to participate, and such decision shall not be binding. For the avoidance of doubt, an Investment Intention Confirmation shall not constitute a commitment by Lion Group to invest in any project, and Lion Group shall have no liability for any costs, expenses, or losses incurred by Meili Capital or any third party in reliance on such Investment Intention Confirmation.

3.2 Investment Execution Obligation: If Lion Group expressly confirms its participation in the Investment Intention Confirmation, the Parties shall promptly commence negotiation and execution of definitive investment documentation. Lion Group shall use its commercially reasonable best efforts to complete the funding and payment obligations within 15 business days after execution of the final agreements. This execution obligation is legally binding subject to the exceptions in Article 3.3 below.

3.3 Exceptions: The above commitments shall not apply to: (i) projects that do not meet the investment directions or return criteria previously confirmed in writing by both Parties; (ii) circumstances where Lion Group has not obtained necessary approvals from its board of directors, audit committee (if required), shareholders (if required), or regulatory authorities (including NASDAQ and the U.S. Securities and Exchange Commission); (iii) situations where the investment is prohibited by applicable laws or regulations or where Lion Group determines, in its sole discretion, that the investment would require disclosure that could be materially adverse to Lion Group’s interests; (iv) where, at any time after Lion Group issues an Investment Intention Confirmation and prior to Lion Group’s completion of its funding and payment obligations under the final agreements, there is any material adverse change in the business, operations, assets, financial condition, or regulatory status of any investment target(s) under the Qualified Project Opportunities, or of Lion Group or Meili Capital; or (v) circumstances where the investment would, in Lion Group’s reasonable determination, result in Lion Group being required to consolidate or equity-method account for the investment target in a manner that would have a material adverse effect on Lion Group’s financial statements.

Article 4 – Conditions Precedent

Any binding transaction shall be subject to the following conditions:

●	Completion of satisfactory due diligence by both Parties;

●	Approval by the board of directors (if required) and shareholders (if required) of both Parties;

●	Compliance with all requirements under U.S. securities laws and NASDAQ rules;

●	Receipt of necessary approvals from relevant regulatory authorities in the applicable jurisdictions;

●	No material adverse change in the business, operations, assets, financial condition, or regulatory status of any investment target(s) under the Qualified Project Opportunities, or of Lion Group or Meili Capital.

Article 5 – Confidentiality

The Parties agree to keep confidential the terms of this Memorandum of Understanding and all related discussions, except as required by applicable laws, regulations, or securities exchange rules.

Article 6 – Governing Law

This Memorandum of Understanding shall be governed by and construed in accordance with the laws of the State of New York, United States.

Article 7 – Term and Termination

This Memorandum of Understanding shall be effective for a period of 12 months from the date of signature. Either Party may terminate this MOU by providing 30 days’ prior written notice to the other Party.

IN WITNESS WHEREOF, the duly authorized representatives of the Parties have executed this Memorandum of Understanding as of the date first above written.

Meili Capital Management Limited

Signature:	/s/ Wang Hanjing

Name:	Wang Hanjing

Title:	Director

Lion	Group Holding Ltd

Signature:	/s/ Chunning Wang

Name:	Chunning Wang

Title:	CEO and Director

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